Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 21, 2008
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

Porterville, CA – July 21, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and half ended June 30, 2008. Sierra Bancorp generated a 17.8% return on average equity and a 1.4% return on average assets for the quarter, due in large part to solid growth in core non-interest income and well-controlled operating expenses. A relatively strong increase in core deposits during the quarter also contributed to profitability. These favorable results were achieved despite a relatively large loan loss provision and interest reversals necessitated by an increase in non-performing assets. Net income for the second quarter of 2008 was $4.6 million, compared to $6.1 million in the same quarter a year ago. Diluted earnings per share fell 22%, to $0.47 in the second quarter of 2008 from $0.60 per diluted share in the second quarter of 2007. In addition to the aforementioned factors impacting performance in the second quarter of 2008, a $1.6 million pre-tax gain on the sale of credit card loans in the second quarter of 2007 contributed to the difference in income between the two quarters.

For the first half of 2008 net income was $9.5 million, diluted earnings per share were $0.97, return on average equity was 18.8%, and return on average assets was 1.5%. Notable balance sheet changes from December 31, 2007 to June 30, 2008 include the following: Core deposit balances, defined as all deposits except brokered deposits and time deposits of $100,000 or greater, increased $21 million, or 3%, with most of the increase occurring in the second quarter; time deposits of $100,000 or greater increased by $33 million, or 17%; Federal Home Loan Bank (FHLB) borrowings were reduced by $50 million, or 25%; and investment balances increased by $56 million, or 30%. During the first half of 2008 aggregate loan balances grew by only $7 million, or 1%, due primarily to large prepayments and heightened selectivity on the part of the Company in a difficult credit environment.

“While not unscathed by credit issues, the Bank has posted encouraging financial results so far this year,” commented James C. Holly, President and CEO. “We’re operating in a regional economy that has been buoyed up by the agricultural and oil industries, our core financial performance is quite good and our capital position remains strong. These factors have facilitated the continuation of a moderate branch expansion strategy – we recently opened a branch office in East Bakersfield, and should be able to open additional offices in Fresno, Tulare, and Selma in the coming 12 to 18 months,” Mr. Holly noted further. “Our ‘slow but steady’ philosophy recognizes that consistent efforts in the right direction lead to sustained success, and even as we work to stay on top of potential problem credits we’re focused on profitability and judicious growth in order to position the Bank for a continued high level of financial performance going forward,” he added.

Financial Highlights

The most significant impact on the Company’s net income for the second quarter and first half of 2008 versus the same periods in 2007 came from an increase in the loan loss provision, which was $1.9 million higher for the quarter and $3.3 million higher for the year-to-date period. The relatively large loan loss provision in 2008 can be explained in part by net charge-offs, which increased by $2.3 million for the quarter and $3.5 million for the half due mainly to increased losses on unsecured loans, both business and

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Sierra Bancorp Financial Results

July 21, 2008

consumer, and on equity lines. However, many of the charged-off loan balances had specific reserves allocated to them as of the beginning of the respective periods and charging them off did not necessarily create the need for reserve replenishment. Much of the 2008 loan loss provision was necessitated by the enhancement of specific reserves on acquisition and development loans and residential construction loans, pursuant to deterioration in the liquidity of some developers and based on recent appraisals that reflect “fire sale” prices. Our detailed analysis indicates that as of June 30, 2008, our $12.6 million allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.35% of total loans at June 30, 2008, the same as at March 31, 2008 but a little higher than at year-end 2007.

Relative to the same periods in 2007, net interest income was slightly lower for both the second quarter and first half of 2008. While average interest-earning assets were $75 million higher for the quarter and $53 million higher for the half, the lift created by higher earning assets was offset by a lower net interest margin. The Company’s net interest margin was 4.98% in the second quarter of 2008 relative to 5.35% in the second quarter of 2007, and 5.05% in the first half of 2008 relative to 5.35% in the first half of 2007. Our net interest margin would have been 5.14% and 5.13% for the second quarter and first half of 2008, respectively, if not for $480,000 in interest reversals on loans placed on non-accrual in the second quarter of 2008. Also having a negative impact on our net interest margin were increases of $10 million and $9 million in average non-performing assets for the quarter and the half, respectively, and declines of $24 million and $25 million in average non-interest bearing demand deposits for the quarter and the half, respectively. The negative factors impacting our net interest margin were partially offset by higher average balances for NOW accounts, money market accounts, and core time deposits. Our current interest rate risk profile indicates that net interest income should increase slightly if interest rates were to fall by up to 200 basis points, but an immediate and sustained drop of more than 200 basis points in rates could have an adverse impact. Net interest income will likely decline in rising interest rate scenarios, as well, all else being equal.

Service charge income on deposits increased by $983,000, or 56%, in the second quarter of 2008 relative to the second quarter of 2007, and the increase for the half was $1.9 million, also representing a 56% increase. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts, a fee increase that became effective mid-2007, and enhanced overdraft management and collection capabilities for all transaction accounts.

All other non-interest revenue declined by $1.8 million, or 60%, for the quarter, and by $1.4 million, or 33%, for the half, due primarily to the $1.6 million pre-tax gain on the sale of credit card loans in the second quarter of 2007. Other relatively large items contributing to changes in non-interest income for the second quarter and first half include the following: A one-time gain of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; declines of $156,000 and $271,000 in credit card revenue for the second quarter and the first half, respectively, pursuant to the sale of our credit card portfolio in June 2007; increases of $105,000 and $220,000 in EFT interchange fees for the quarter and half, respectively, resulting from new EFT contracts that became effective in the fourth quarter of 2007; lower bank-owned life insurance (BOLI) income, which was down by $176,000 and $374,000 for the second quarter and first half of 2008, respectively, due mainly to losses on our separate account BOLI (although associated deferred compensation plan expense accruals were also lower); a non-recurring $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and a non-recurring $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006.

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Sierra Bancorp Financial Results

July 21, 2008

On the expense side, salaries and benefits declined by $26,000, or 1%, for the second quarter of 2008 and by $192,000, or 2%, for the first half of 2008, relative to like periods in 2007. The decrease occurred because normal annual salary increases were offset by lower deferred compensation expense and higher deferred salaries associated with successful loan originations. The aforementioned participant losses on deferred compensation plans contributed to a decline in deferred compensation expense totaling $134,000 for the second quarter and $280,000 for the first half. Total salaries associated with successful loan originations and thus deferred pursuant to FAS 91 increased by $177,000 for the quarter and $421,000 for the half, due in large part to a third quarter 2007 re-evaluation of, and subsequent increase in, standardized per loan origination costs. Occupancy expense also declined, dropping by $100,000, or 6%, for the second quarter and by $80,000, or 3%, for the half due primarily to lower depreciation on furniture and equipment, with the drop for the first half of 2008 partially offset by an $88,000 increase in property taxes resulting from property tax refunds received in the first quarter of the previous year.

Other non-interest expenses were essentially flat for the quarter, but dropped by $283,000, or 5%, in the first half of 2008 relative to the first half of 2007. Significant changes in other non-interest expenses for the comparative 2008 and 2007 periods include the following: Costs associated with credit cards were eliminated due to the sale of our credit card portfolio last year, and thus declined by $190,000 for the quarter and $340,000 for the half; ATM network and EFT processing costs were down by $128,000 for the quarter and $310,000 for the half, due in large part to a non-recurring $104,000 EFT processing rebate received in the second quarter of 2008 and one-time incentives totaling $242,000 received in the first quarter of 2008; and participant losses on balances associated with deferred directors’ fees resulted in a reduction in directors’ expense accruals totaling $141,000 for the quarter and $220,000 for the half. Additional non-recurring expense items for the second quarter of 2008 include a $54,000 insurance recovery on check fraud losses which reduced expenses, and $83,000 in initiation costs associated with our new mortgage program that is slated for launch in the third quarter of 2008.

Balance sheet changes during the first half of 2008 include sizeable increases in deposits and investment securities. Total deposits increased by $113 million, or 13%, during the first half. Much of the growth was in time deposits, including $50 million obtained from one of the counties in our market area and a $50 million increase in State of California balances. Wholesale-sourced brokered deposits, which are also included in time certificates of deposit, declined by $10 million during the half. Combined NOW/savings balances were up by $16 million, or 11%, and money market deposits increased by $24 million, or 19%. Non-interest bearing demand deposits, however, while up slightly in the second quarter, show a year-to-date decline of $14 million, or 6%. We let $50 million in FHLB borrowings roll off due to the aggregate deposit influx. Additionally, much of the cash flow generated by the increase in deposits was utilized to increase investment balances, which were up by $56 million, or 30%, during the half because the investment environment was conducive to increasing our relative level of investment securities. Gross loan balances increased by $7 million during the first half of 2008, despite a decline of $4 million in the first quarter. Organic loan growth in most branches has been consistent with expectations.

Total non-performing assets increased by $5 million, or 48%, during the first six months of 2008, ending the half at $14 million. This includes net increases of approximately $3.6 million in non-performing acquisition and development and residential construction loans, $400,000 in SBA loans, and $1.3 million in other real estate owned. Specific loss reserves are allocated to non-performing loans based on loss expectations, which for real estate loans are based on current appraisals and the expected timing of resolution.

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Sierra Bancorp Financial Results

July 21, 2008

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.3 billion in total assets and currently maintains 22 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In January 2008, Sierra Bancorp was recognized as the 2nd best performing mid-tier bank in the nation and the 6th bank overall by U.S. Banker magazine, based on return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 21, 2008

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Interest Income	$19,374	$22,263	-13.0%	$39,772	$44,008	-9.6%
Interest Expense	5,237	7,978	-34.4%	11,773	15,746	-25.2%

Net Interest Income	14,137	14,285	-1.0%	27,999	28,262	-0.9%
Provision for Loan & Lease Losses	2,650	701	278.0%	4,920	1,601	207.3%

Net Int after Provision	11,487	13,584	-15.4%	23,079	26,661	-13.4%
Service Charges	2,737	1,754	56.0%	5,205	3,329	56.4%
Loan Sale & Servicing Income	3	1,605	-99.8%	19	1,642	-98.8%
Other Non-Interest Income	1,171	1,381	-15.2%	2,890	2,753	5.0%
Gain (Loss) on Investments	13	6	116.7%	58	11	427.3%

Total Non-Interest Income	3,924	4,746	-17.3%	8,172	7,735	5.6%
Salaries & Benefits	4,409	4,435	-0.6%	8,906	9,098	-2.1%
Occupancy Expense	1,542	1,642	-6.1%	3,027	3,107	-2.6%
Other Non-Interest Expenses	2,902	2,889	0.4%	5,462	5,745	-4.9%

Total Non-Interest Expense	8,853	8,966	-1.3%	17,395	17,950	-3.1%
Income Before Taxes	6,558	9,364	-30.0%	13,856	16,446	-15.7%
Provision for Income Taxes	1,994	3,309	-39.7%	4,333	5,638	-23.1%

Net Income	$4,564	$6,055	-24.6%	$9,523	$10,808	-11.9%

Tax Data
Tax-Exempt Muni Income	$600	$558	7.5%	$1,178	$1,106	6.5%
Tax-Exempt BOLI Income	$79	$255	-69.0%	$239	$613	-61.0%
Interest Income - Fully Tax Equiv	$19,697	$22,563	-12.7%	$40,406	$44,604	-9.4%
Net Charge-Offs (Recoveries)	$2,506	$210		$4,575	$1,077

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Basic Earnings per Share	$0.48	$0.62	-22.6%	$1.00	$1.11	-9.9%
Diluted Earnings per Share	$0.47	$0.60	-21.7%	$0.97	$1.07	-9.3%
Common Dividends	$0.17	$0.15	13.3%	$0.34	$0.30	13.3%
Wtd. Avg. Shares Outstanding	9,577,515	9,738,048		9,567,838	9,733,862
Wtd. Avg. Diluted Shares	9,766,734	10,090,450		9,783,702	10,110,627
Book Value per Basic Share (EOP)	$10.62	$9.64	10.2%	$10.62	$9.64	10.2%
Tangible Book Value per Share (EOP)	$10.04	$9.07	10.7%	$10.04	$9.07	10.7%
Common Shares Outstanding (EOP)	9,597,391	9,687,379		9,597,391	9,687,379

KEY FINANCIAL RATIOS	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2008	6/30/2007		6/30/2008	6/30/2007
Return on Average Equity	17.78%	25.90%		18.79%	23.69%
Return on Average Assets	1.43%	2.00%		1.52%	1.80%
Net Interest Margin (Tax-Equiv.)	4.98%	5.35%		5.05%	5.35%
Efficiency Ratio (Tax-Equiv.)	48.00%	46.07%		47.58%	48.62%
Net C/O’s to Avg Loans (not annualized)	0.27%	0.02%		0.50%	0.12%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Average Assets	$1,287,286	$1,213,526	6.1%	$1,260,042	$1,208,789	4.2%
Average Interest-Earning Assets	$1,168,640	$1,093,972	6.8%	$1,141,162	$1,088,282	4.9%
Average Gross Loans & Leases	$927,034	$904,606	2.5%	$921,509	$897,945	2.6%
Average Deposits	$934,714	$915,555	2.1%	$900,566	$892,106	0.9%
Average Equity	$103,246	$93,785	10.1%	$101,945	$92,000	10.8%

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Sierra Bancorp Financial Results

July 21, 2008

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	6/30/2008	12/31/2007	6/30/2007	Annual Chg
ASSETS
Cash and Due from Banks	$52,737	$44,022	$44,366	18.9%
Securities and Fed Funds Sold	241,155	184,917	186,358	29.4%
Agricultural	10,953	13,103	9,828	11.4%
Commercial & Industrial	144,745	140,323	136,882	5.7%
Real Estate	700,850	696,110	685,278	2.3%
SBA Loans	21,276	20,366	21,946	-3.1%
Consumer Loans	54,223	54,731	55,513	-2.3%
Consumer Credit Card Balances	—	—	—

Gross Loans & Leases	932,047	924,633	909,447	2.5%
Deferred Loan Fees	(2,269)	(3,045)	(3,411)	-33.5%

Loans & Leases Net of Deferred Fees	929,778	921,588	906,036	2.6%
Allowance for Loan & Lease Losses	(12,622)	(12,276)	(12,103)	4.3%

Net Loans & Leases	917,156	909,312	893,933	2.6%
Bank Premises & Equipment	18,809	18,255	18,721	0.5%
Other Assets	78,446	77,229	72,575	8.1%

Total Assets	$1,308,303	$1,233,735	$1,215,953	7.6%

LIABILITIES & CAPITAL
Demand Deposits	$230,157	$243,764	$244,288	-5.8%
NOW / Savings Deposits	154,148	138,378	139,062	10.8%
Money Market Deposits	150,699	126,347	152,263	-1.0%
Time Certificates of Deposit	428,311	341,658	388,070	10.4%

Total Deposits	963,315	850,147	923,683	4.3%
Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	196,214	237,082	153,052	28.2%

Total Deposits & Int.-Bearing Liab.	1,190,457	1,118,157	1,107,663	7.5%
Other Liabilities	15,955	16,114	14,871	7.3%
Total Capital	101,891	99,464	93,419	9.1%

Total Liabilities & Capital	$1,308,303	$1,233,735	$1,215,953	7.6%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	6/30/2008	12/31/2007	6/30/2007	Annual Chg
Non-Accruing Loans	$12,407	$9,052	$403	2978.7%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	1,820	556	—	100.0%

Total Non-Performing Assets	$14,227	$9,608	$403	3430.3%

Non-Perf Loans to Total Loans	1.33%	0.98%	0.04%
Non-Perf Assets to Total Assets	1.09%	0.78%	0.03%
Allowance for Ln Losses to Loans	1.35%	1.33%	1.33%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2008	12/31/2007	6/30/2007
Shareholders Equity / Total Assets	7.8%	8.1%	7.7%
Loans / Deposits	96.8%	108.8%	98.5%
Non-Int. Bearing Dep. / Total Dep.	23.9%	28.7%	26.4%

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